Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 11, 2016, except for the effect of the change in the presentation of debt issuance costs discussed in Note 2, for which the date is May 27, 2016, and except for the effects of the stock split discussed in Note 24, for which the date is July 5, 2016 relating to the financial statements of AdvancePierre Foods Holdings, Inc., which appears in’s Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-210674).  We also consent to the reference to us under the heading “Experts” in Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-210674).

/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
August 19, 2016